Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation	Sam Brown, Inc. (media)
Thomas P. Hess, CPA	Mike Beyer (773) 463-4211
Vice President, Finance and CFO
(484) 595-1500

ADOLOR CORPORATION REPORTS

SECOND QUARTER 2006 FINANCIAL RESULTS

EXTON, PA, July 31, 2006 — Adolor Corporation (Nasdaq: ADLR) today reported financial results for the three and six months ended June 30, 2006.

For the three months ended June 30, 2006, the company reported a net loss of $15.7 million or $0.35 per basic and diluted share, compared to a net loss of $13.8 million or $0.35 per basic and diluted share in the three months ended June 30, 2005. For the six month period ended June 30, 2006, the company reported a net loss of $33.2 million or $0.76 per basic and diluted share, compared to a net loss of $25.7 million or $0.66 per basic and diluted share for the same period in 2005.

Contract revenues were approximately $3.0 million and $3.8 million for the three months ended June 30, 2006 and 2005, respectively, and were approximately $5.5 million and $6.7 million for the six months ended June 30, 2006 and 2005, respectively. The decrease in revenues for the quarter was primarily due to a decrease in co-promotion revenues of $0.7 million from our Arixtra® co-promotion agreement with Glaxo. The decrease for the six months ended June 30, 2006, was primarily the result of a decrease in revenues of $0.9 million relating to expenses reimbursable by Glaxo under our collaboration agreement.

Research and development expenses were approximately $13.0 million and $10.8 million for the three months ended June 30, 2006 and 2005, respectively, and were approximately $27.6 million and $20.8 million for the six months ended June 30, 2006 and 2005, respectively. Expenses were higher primarily as a result of compensation expense from the implementation of FAS 123R, expense reimbursements owed Glaxo for Entereg® in opioid bowel dysfunction (OBD) and greater cost for our sterile lidocaine patch program, delta opioid agonist program and alvimopan/opioid combination product development program. These were partially offset by the absence of phase 3 clinical trial expenses for Study 314 in postoperative ileus (POI).

Marketing, general and administrative expenses were approximately $8.2 million and $7.7 million for the three months ended June 30, 2006 and 2005, respectively, and were approximately $15.6 million and $13.3 million for the six months ended June 30, 2006 and 2005, respectively. Expense increases in 2006 were principally the result of increased personnel expenses including the adoption of FAS 123R. In addition, we incurred greater expense for our sales force and other marketing related expenses.

As of June 30, 2006, the Company had approximately $217.4 million in cash, cash equivalents and short-term investments.

About Adolor Corporation

Adolor Corporation (NASDAQ: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg® (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GlaxoSmithKline (GSK) are collaborating in the worldwide development and commercialization of Entereg® in multiple indications. Adolor is developing a sterile lidocaine patch which is in Phase 2 clinical development for post-surgical incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

Arixtra® is a trademark of GlaxoSmithKline.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not obtain FDA approval for the NDA for Entereg(R) in POI, whether due to the risk that: Adolor is not able to provide additional data satisfactory to the FDA to obtain approval for the NDA; Adolor is not able to justify that the median reduction in time to gastrointestinal (GI) recovery seen in bowel resection patients treated with Entereg(R) is clinically meaningful; the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308, 14CL313 and 14CL314 to support FDA approval of Entereg(R), the results from other clinical trials of Entereg(R), including the Glaxo Phase 3 Study 001, the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, adverse safety findings or otherwise; the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308, 14CL313 and 14CL314 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies or otherwise; the risk that further studies of Entereg(R) in OBD are not positive; the risk that the results of Study 001 do not support a submission of a marketing approval application for alvimopan in Europe for POI; the risk of unfavorable results of trials in other indications; the risk that filing targets for regulatory submissions are not met; the risk that FDA does not remove the clinical hold on the Delta IND; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including Glaxo, in connection with the development and commercialization of Entereg(R); market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

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[Financial data table follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2006	2005	2006	2005
REVENUES
Contract revenues	$2,958,478	$3,807,638	$5,527,095	$6,723,958

OPERATING EXPENSES
Research and development	12,958,802	10,759,893	27,565,420	20,823,133
Marketing, general and administrative	8,155,290	7,677,782	15,610,632	13,285,456

Total operating expenses	21,114,092	18,437,675	43,176,052	34,108,589

Loss from operations	(18,155,614)	(14,630,037)	(37,648,957)	(27,384,631)
Interest income and other, net	2,450,199	854,581	4,498,055	1,641,134

Net loss	$(15,705,415)	$(13,775,456)	$(33,150,902)	$(25,743,497)

Basic and diluted net loss per share	$(0.35)	$(0.35)	$(0.76)	$(0.66)

Shares used in computing basic and diluted net loss per share	45,471,294	39,086,902	43,595,808	39,086,524

	BALANCE SHEET DATA (Unaudited)
	JUNE 30, 2006	DECEMBER 31, 2005
Cash, cash equivalents and short-term investments	$217,369,321	$103,075,119
Working capital	207,228,068	89,664,249
Total assets	229,643,338	117,236,617
Total stockholders’ equity	185,178,709	66,693,290